Exhibit 99.1

Investor contact:	News media contact:
W. Carl Whitmer	Tomi Galin
Chief Financial Officer	Vice-President, Marketing & Communications
(615) 844-2747	(615) 467-1255
IASIS HEALTHCARE COMPLETES ACQUISITION
OF ALLIANCE HOSPITAL
FRANKLIN, Tennessee (May 31, 2007) — IASIS Healthcare® LLC (“IASIS”) announced today that it has completed the previously announced acquisition of Alliance Hospital in Odessa, Texas. The hospital was purchased from Alliance Hospital, Ltd. for $65.5 million, payable in cash, units of limited partnership interest of Odessa Regional Hospital, LP, a subsidiary of IASIS, and the assumption of certain liabilities of Alliance Hospital. The purchase price is subject to working capital and other adjustments.
     Alliance Hospital is located adjacent to Odessa Regional Hospital, which is owned and operated by Odessa Regional Hospital, LP. Alliance Hospital has 50 licensed beds and currently has additional space being leased to an unaffiliated organization that operates a separately licensed 28-bed rehabilitation unit on the property. IASIS plans to consolidate the operations of these two full-service, acute-care facilities in order to provide the Odessa, Midland and surrounding areas with an expanded range of high-quality patient care in one convenient location.
     IASIS, located in Franklin, Tennessee, is a leading owner and operator of medium-sized acute care hospitals in high-growth urban and suburban markets. The Company operates its hospitals with a strong community focus by offering and developing healthcare services targeted to the needs of the markets it serves, promoting strong relationships with physicians and working with local managed care plans. IASIS owns or leases 15 acute care hospitals and one behavioral health hospital with a total of 2,501 beds in service and has total annual net revenue of approximately $1.7 billion. These hospitals are located in six regions: Salt Lake City, Utah; Phoenix, Arizona; Tampa-St. Petersburg, Florida; three cities in Texas, including San Antonio; Las Vegas, Nevada; and West Monroe, Louisiana. IASIS is currently constructing Mountain Vista Medical Center, a new 171-bed hospital located in Mesa, Arizona. IASIS also owns and operates a Medicaid and Medicare managed health plan in Phoenix that serves over 117,000 members. For more information on IASIS, please visit the Company’s website at www.iasishealthcare.com.
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IASIS Healthcare Completes Acquisition of Alliance Hospital

May 31, 2007
     Some of the statements we make in this press release are forward-looking within the meaning of the federal securities laws, which are intended to be covered by the safe harbors created thereby. Those forward-looking statements include all statements that are not historical statements of fact and those regarding our intent, belief or expectations including, but not limited to, statements about the benefits of the acquisition, including future financial and operating results, the Company’s plans, objectives, expectations and other statements that are not historical facts. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual results in future periods to differ materially from those anticipated in the forward-looking statements. Those risks and uncertainties include, among others, the risks and uncertainties related to our ability to generate sufficient cash to service our existing indebtedness, our substantial level of indebtedness that could adversely affect our financial condition, our ability to retain and negotiate favorable contracts with managed care plans, changes in legislation that may significantly reduce government healthcare spending and our revenue, our hospitals’ competition for patients from other hospitals and healthcare providers, our hospitals facing a growth in bad debts resulting from increased self-pay volume and revenue, our ability to recruit and retain quality physicians, our hospitals’ competition for staffing which may increase our labor costs and reduce profitability, our failure to consistently enhance our hospitals with the most recent technological advances in diagnostic and surgical equipment that would adversely affect our ability to maintain and expand our markets, our failure to comply with extensive laws and government regulations, the outcome of (and expenses incurred in connection with) an ongoing Office of Inspector General investigation, the possibility that we may become subject to federal and state investigations in the future, our ability to satisfy regulatory requirements with respect to our internal controls over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002, a failure of our information systems that would adversely affect our ability to properly manage our operations, an economic downturn or other material change in any one of the regions in which we operate, potential liabilities because of claims brought against our facilities, increasing insurance costs that may reduce our cash flows, the impact of certain factors, including severe weather conditions and natural disasters, on our revenue and volume trends at our hospitals, our ability to control costs at Health Choice, the possibility of Health Choice’s contract with the Arizona Health Care Cost Containment System being discontinued or experiencing materially reduced reimbursements, significant competition from other healthcare companies and state efforts to regulate the sale of not-for-profit hospitals that may affect our ability to acquire hospitals, difficulties with the integration of acquisitions, including Glenwood Regional Medical Center and Alliance Hospital, that may disrupt our ongoing operations, difficulties with construction and opening of our new hospital that may require unanticipated capital expenditures and start-up costs, the significant capital expenditures that would be involved in the construction of other new hospitals that could have an adverse effect on our liquidity, the rising costs for construction materials and labor that could have an adverse impact on the return on investment relating to our new hospital and other expansion projects, state efforts to regulate the construction or expansion of hospitals that could impair our ability to operate and expand our operations, our dependence on key personnel, the loss of one or more of which could have a material adverse effect on our business, potential responsibilities and costs under environmental laws that could lead to material expenditures or liability, the possibility of a decline in the fair value of our reporting units that could result in a material non-cash charge to earnings and those risks, uncertainties and other matters detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006.
     Although we believe that the assumptions underlying the forward-looking statements contained in this press release are reasonable, any of these assumptions could prove to be inaccurate, and, therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, you should not regard the inclusion of such information as a representation by the Company or any other person that our objectives and plans will be achieved. We undertake no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.
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